Exhibit 3.1

Certificate of INCREASE
of
The NUMBER OF SHARES OF

Voting Non-Economic Preferred Stock
of
FRANCHISE GROUP, Inc.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Franchise Group, Inc., a Delaware corporation formerly known as Liberty Tax, Inc. (the “Corporation”), does hereby certify:

FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on July 10, 2019, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue 1,616,667 shares of Voting Non-Economic Preferred Stock, as a series of the Corporation’s preferred stock, par value $0.01 per share;

SECOND: The Board of Directors of the Corporation, by resolution adopted September 30, 2019, duly authorized and directed that the number of shares of the Corporation’s Voting Non-Economic Preferred Stock be increased from 1,616,667 shares to 1,886,667 shares.

In witness whereof, the Corporation has caused this Certificate of Increase to be signed and attested by the undersigned this 30th day of September, 2019.

FRANCHISE GROUP, INC.

By:	/s/ Michael S. Piper
Name: Michael S. Piper
Title: Chief Financial Officer